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                                                                  Exhibit 12.1


                        TOWN SPORTS INTERNATIONAL, INC.
                   All figures $'000, except coverage ratios

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

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                                                                                                     For the Three Months
                                                                 For the Year Ended May 31,            Ended August 31,
                                                             ----------------------------------      --------------------
                                                                1995         1996        1997          1996        1997
                                                             ---------     -------     --------       -------     ------
Earnings available for fixed charges:
  Income (loss) before income taxes .......................  $ (1,274)     $ 1,177     $ (1,178)       $   958      $   976
  Loss: income from investments accounted
          for by the equity method.........................       270          331          179             71          65
  Add: Cash distributions from investments
         accounted for by the equity method................        99          124           41             34         (38)
  Add: Fixed charges, net of capitalized
         interest..........................................     2,476        3,215        5,421            808       2,049
                                                             ---------     -------     ---------        ------     -------
                Total......................................  $  1,031      $ 4,185     $  4,101        $ 1,729     $ 2,922
                                                             ---------     -------     ---------       -------     -------
                                                             ---------     -------     ---------       -------     -------

Fixed Charges
  Interest (includes amortization of debt
    expense)...............................................  $    682      $ 1,012     $  2,570        $   203     $ 1,173
  Interest portion of rent expense.........................     1,794        2,263        2,851            605         876
  Capitalized interest.....................................        71           48           28              0           9
                                                             ---------     -------     ---------       -------     -------
                Total......................................  $  2,547      $ 3,321     $  5,449        $   808     $ 2,058
                                                             ---------     -------     ---------       -------     -------
                                                             ---------     -------     ---------       -------     -------

Coverage (deficit):
  Earnings to fixed charges................................  $ (1,516)        1.3x     $ (1,345)          2.1x        1.4x
                                                             ---------     -------     ---------       -------     -------
                                                             ---------     -------     ---------       -------     -------
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